EXHIBIT 10.65

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amended Agreement”) dated as May 14, 2008, but effective as of May 15, 2008 (the “Effective Date”), by and between NationsHealth, Inc., a Delaware corporation (the “Company”), and Tim Fairbanks (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company wishes to employ the Executive as Chief Operating Officer on the terms and conditions set forth in this Amended Agreement; and

WHEREAS, the Executive is willing to accept such employment on such terms and conditions;

WHEREAS, this Amended Agreement supersedes and replaces the Employment Agreement dated April 15, 2005 between Executive and the Company (“the Original Agreement”);

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1. SCOPE OF EMPLOYMENT

(a) The Company hereby agrees to employ the Executive upon the terms and conditions herein set forth and to perform such executive duties as may be determined and assigned to him by the Board of Directors of the Company (the “Board”). The Executive hereby accepts such employment, subject to the terms and conditions herein set forth. The Executive shall have the title of Chief Operating Officer (“COO”). While serving as COO, the Executive shall have the customary duties and powers of such position(s). Executive shall not be employed by any other organization during the term of this Amended Agreement.

(b) Upon the Effective Date, Executive voluntarily accepts the promotion from EVP and Chief Financial Officer to COO. Executive understands and agrees that promotion to COO does not trigger any obligations on behalf of the Company under the Original Agreement, including without limitation any termination rights (such as rights to severance) provided for in the Original Agreement.

(c) By executing this Amended Agreement, each party represents to the other that it is authorized to enter into this Amended Agreement and that it is not under any legal restriction or other impediment that would prevent it from fully discharging its responsibilities and obligations under this Amended Agreement. Without limiting the representation in the preceding sentence, the Executive acknowledges that the Company contracts with agencies of the federal government and of certain state governments, and the Executive confirms that, to the best of his knowledge, his prior conduct and previous employment will not prevent him from providing the services contemplated by this Amended Agreement or impair the Company’s ability to enter into such government contracts.

2. TERM

(a) The term of Executive’s employment under this Amended Agreement shall be from the Effective Date until May 12, 2011. The term shall automatically renew thereafter for successive one-year periods beginning on each May 12 unless (i) the Company provides written notice of non-renewal to the Executive at least twelve (12) months before the next renewal date, or (ii) the Executive provides written notice of non-renewal to the Company at least ninety (90) days before the next renewal date.

(b) The Amended Agreement may be terminated before the end of the current term as follows:

(i)	By the Company for Cause (as hereinafter defined);

(ii)	By the Company without Cause. For purposes hereof, Executive shall be deemed terminated by the Company without Cause if he terminates employment for Good Reason (as hereinafter defined);

(iii)	In the event of the Company’s dissolution or liquidation;

(iv)	By the Executive for any reason;

(v)	In the event of the death of the Executive; or

(vi)	In the event of the disability of Executive (as hereinafter defined).

(c) For purposes hereof, “Cause” shall mean, and shall be limited to, any of the following that is reasonably determined by the Board to be substantially detrimental to the business or reputation of the Company, and that occurs or comes to light after the Effective Date: (i) the Executive’s willful commission of acts of dishonesty in connection with his position; (ii) the Executive’s willful failure or refusal to perform the essential duties of his position or to adhere to any written Company policy approved by the Board of Directors; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, (x) a felony, or (y) a misdemeanor involving fraud, dishonesty, embezzlement, or theft; or (iv) the Executive’s breach of the representation in Section 1(c) or of any of the restrictive covenants contained in Sections 7 and 8 of the Amended Agreement. The Company shall provide the Executive with written notice describing any event or condition that gives the Company Cause for termination. If the Executive cures the same within thirty (30) days after receiving such notice, there shall be no termination for Cause.

(d) For purposes hereof, the term “Good Reason” shall mean any one or more of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

(i) the assignment to Executive by the Board of Directors or other officers or representatives of the Company of duties materially inconsistent with the duties associated with the position described in Section 1(a);

(ii) a material change in the nature or scope of Executive’s authority from those applicable to him as COO;

(iii) material acts or conduct on the part of the Company or its officers and representatives which have as their purpose forcing the resignation of Executive or preventing him from performing his duties and responsibilities pursuant to this Amended Agreement;

(iv) a material breach by the Company of any material provision of this Amended Agreement (including, but not limited to, failure of the Company to pay any amount, or to provide any benefit, pursuant to the provision of Sections 3 and 4 hereof);

(v) the Executive’s involuntary termination without Cause or voluntary termination for any reason on or after a Change in Control.

The Executive shall provide the Company with written notice describing any event or condition that gives the Executive Good Reason for termination. If the Company cures the same within thirty (30) days after receiving such notice, there shall be no termination for Good Reason.

(e) For purposes hereof, the term “disability” shall mean the inability of the Executive, due to illness, accident, or any other physical or mental incapacity, to perform his duties in a normal manner for (i) a period of four (4) consecutive months or (ii) six (6) months (with each month being composed of 31 consecutive days) during any twelve (12) consecutive month period. The disability of the Executive shall be determined by a medical doctor approved by the Company. The Executive shall submit to a reasonable number of examinations by the medical doctor making the determination of disability, and the Executive hereby authorizes the disclosure and release to the medical doctor of all supporting medical records.

(f) In the event of a termination of the Amended Agreement for a reason other than death or disability, the Executive agrees to cooperate with the Company in order to ensure an orderly transfer of the Executive’s duties and responsibilities.

3. COMPENSATION

(a) Annual Salary. The Company agrees to pay the Executive, and the Executive agrees to accept, in payment for services to be rendered by the Executive hereunder, a minimum base salary of $360,000 per annum (the “Annual Salary”). The Annual Salary shall be payable in equal periodic installments, not less frequently than monthly, less such sums as may be required to be deducted or withheld under the provisions of federal, state or local law. The Company agrees to review the Annual Salary on or around January 1st of each calendar year (or such other time as the Company and Executive mutually agree), for adjustment based on the Executive’s performance; provided, however, that no such adjustment shall be effective to reduce the Annual Salary below $360,000 per annum. For all purposes under this Amended Agreement, the term “Annual Salary” shall refer to the Executive’s base salary as in effect from time to time.

(b) Annual Bonus. In addition to Executive’s salary, the Executive shall be eligible to receive an annual bonus if performance goals established by the Company are satisfied. If the Company has established an annual incentive compensation plan for its senior management, the Executive’s annual bonus opportunity may be provided under the terms of the annual incentive compensation plan. Any bonus program in which the Executive participates may be established and administered on behalf of the Company by the independent directors who are members of the compensation committee of the Board (the “Compensation Committee”).

(c) Equity Compensation Plan. Executive shall be considered for any type of equity compensation plan as determined by the Compensation Committee.

4. FRINGE BENEFITS, REIMBURSEMENT OF EXPENSES, ETC.

(a) The Executive shall be entitled to paid vacation, holidays, and sick leave benefits in accordance with the Company’s policies for executive employees.

(b) The Executive and/or his family shall be entitled to medical, life and disability insurance from the Company in accordance with the Company’s policies for employees. Such coverage shall be paid for by the Company. If this Amended Agreement is terminated before the end of its current term (x) by the Executive for Good Reason or disability or (y) by the Company without Cause, the Company and any of its successors and assigns shall provide to Executive similar medical coverage to that described above, at the expense of the Company, during the period that the Executive or his beneficiaries are eligible to receive coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(c) The Company agrees to pay up to $10,000 per year toward premiums or to reimburse Executive for premiums for life or disability insurance, as directed by the Executive.

(d) Except as provided in Section 16, the Company agrees to pay, or promptly reimburse the Executive for, any reasonable and necessary expense incurred by the Executive in performing his duties for the Company during the term of this Amended Agreement; provided, however, that the Executive furnishes appropriate documentation for such expenses in accordance with the Company’s practices and procedures.

(e) Executive shall be entitled to participate in such retirement plans, both defined contribution and defined benefit, qualified and non-qualified, as are then currently available to the Company’s executive employees at the same location.

5. TERMINATION BENEFITS

In addition to the benefits described under the Amended Agreement that survive the termination of the Amended Agreement, the following benefits will be paid on account of the termination of the Amended Agreement for the following reasons:

(a) Upon termination of this Amended Agreement by the Company for Cause pursuant to Section 2(b)(i), or by the Executive for other than Good Reason or upon the Executive’s death, or by either party through non-renewal at the end of the current term, the Company shall pay to Executive or his beneficiaries, as the case may be, immediately after the date of termination an amount equal to the sum of Executive’s accrued base salary and any bonus amount earned but not yet paid;

(b) Upon termination of this Amended Agreement before the end of the current term (x) by the Company without Cause or (y) by the Executive for Good Reason or disability, and subject to the requirements of Section 6 herein, Executive shall be entitled to his accrued base salary and any bonus amount earned but not yet paid, as provided in Section 5(a), and to the following benefits:

(i) the Company shall pay to Executive, immediately after the date of termination an amount which is equal to the Executive’s Annual Salary for twenty-four (24) months;

(ii) the Company shall provide to Executive medical coverage as described in Section 4(b), above, at the expense of the Company, during the period that the Executive or his beneficiaries are eligible to receive coverage under COBRA; and

(iii) the Company shall fully vest any stock options or restricted stock previously granted to the Executive.

(c) For purposes of this Amended Agreement, a “Change in Control” means any of the following events:

(i) any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than RGGPLS, a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary of the Company, becomes, after August 30, 2004, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the Common Stock;

(ii) individuals who constitute the Board as of August 30, 2004 (the “Incumbent Board”), cease for any reason to constitute a majority of the members of the Board (except that any individual who becomes a director after August 30, 2004, whose election by the Company’s stockholders was approved by a majority of the members of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board); or

(iii) approval by the stockholders of the Company of either of the following:

(1)	a merger, reorganization, consolidation, business combination or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding Common Stock immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of the common stock and the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Merger in substantially the same proportions as immediately before such Merger, or

(2)	a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(iv) Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change in Control.

(d) If prior to May 12, 2010 there is a Change of Control, and following the Change of Control, the Executive and the Company or the surviving entity, as the case may be, cannot agree on employment terms within three months of the Change of Control such that the Executive remains in the employ of the Company or the surviving entity, then the Executive shall be entitled, in addition to any other termination benefits conferred upon Executive following a Change of Control pursuant to Section 5(b), and subject to the requirements of Section 6 herein, to an additional lump sum payment of $500,000.00 (the “Supplements Change of Control Payment”).

(e) (e) Notwithstanding anything contained herein to the contrary, in the event it is determined that the benefits provided to the Executive under Section 5, (the “Payment”) would exceed the limit for deductible payments under Code section 280G, the Executive shall be entitled to receive an additional payment (“Gross-up Payment”) that is an amount to reimburse the Executive for the difference between (i) and (ii) where: (i) is the amount equal to the excise tax imposed by Code section 4999 and any interest or penalties with respect thereto (such excise tax, together with any interest penalties, collectively “Excise Tax”) on the Payment, including the Supplemental Change of Control Payment, and (ii) is an amount equal to the Excise Tax on the Payment, excluding the Supplemental Change of Control Payment. The Gross-Up Payment shall be made no later than the end of taxable year following the year in which Executive remits the Excise Tax.

(f) The Company’s obligations under this Section 5 shall survive termination of this Amended Agreement.

6. SAVINGS PROVISION. If any provision of the Amended Agreement would cause Executive to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with and receiving Executive’s approval (which shall not be unreasonably withheld) reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Section 409A.

7. NONDISCLOSURE OBLIGATION

(a) General Obligation. The Executive acknowledges that while employed by the Company, the Executive will occupy a position of trust and confidence. The Executive shall not disclose to others or use, whether directly or indirectly, any Confidential Information (as defined below) regarding the Company or any of its subsidiaries or affiliates; provided, however that this Section 7(a) shall not apply to any disclosure (x) required to perform the Executive’s duties hereunder; (y) required by applicable law; or (z) of information that shall have become public other than by the Executive’s unauthorized disclosure. “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their clients and customers, that is not disclosed by the Company or any of its subsidiaries or affiliates in the ordinary course of business and that was learned by the Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. The Executive acknowledges that such Confidential Information is specialized, unique in nature, and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of the Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by the Executive in the course of the Executive’s employment by the Company and its subsidiaries or affiliates. As used in this Amended Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling, or under common control with the Company.

(b) Compulsory Disclosures. If the Executive is requested or (in the opinion of his counsel) required by law or judicial order to disclose any Confidential Information, the Executive shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waiver of the Executive’s compliance with the provisions of this Section 7.

(c) Confidential Information of Third Parties. The Executive agrees that he will not, during the term of this Amended Agreement, improperly use or disclose to the Company any proprietary information or trade secrets of any former or current employer or other person or entity with which he has an agreement or duty to keep in confidence information acquired by him in confidence, and that he will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person, or entity.

(d) The Executive’s obligations under this Section 7 shall survive termination of this Amended Agreement.

8. NON-COMPETITION AND NON-SOLICITATION

(a) Non-Competition. The Executive acknowledges and recognizes his possession of Confidential Information and acknowledges the highly competitive nature of the business of the Company and its affiliates and subsidiaries and accordingly agrees that, in consideration of the premises contained herein, he will not, during the term of this Amended Agreement, as from time to time extended, and for one year after the date of termination of this Amended Agreement, regardless of the reason for his termination, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend his name to, lend his credit to, or render services or advice to any business that competes with the business then being conducted by the Company or any of its affiliates or subsidiaries, or that had been conducted by the Company or any of its affiliates or subsidiaries during the prior 12 months; provided, however, that the Executive may purchase or otherwise acquire up to three percent of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. The Executive agrees that, in consideration of the premises contained herein, he will not, during the term of this Amended Agreement, as from time to time extended, and for one year after the date of termination of this Amended Agreement, regardless of the reason for his termination, either individually or as an officer, director, stockholder, member, partner, agent, consultant or principal of another business firm, directly or indirectly, solicit any business of the type being carried on by the Company or any of its affiliates or subsidiaries during the term of this Amended Agreement (or any business of a similar type) from any person or entity that was a customer of the Company or its affiliates or subsidiaries during the term of this Amended Agreement.

(b) Non-Solicitation. The Executive recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation, and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. The Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company. Executive agrees that during the term of this Amended Agreement and for one year after the date of termination of this Amended Agreement, regardless of the reason for his termination, Executive will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or affiliates for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative, or employee and that Executive will not convey any such confidential information or trade secrets about other employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder.

(c) The Executive’s obligations under this Section 8 shall survive termination of this Amended Agreement.

9. ENFORCEMENT AND REMEDIES

(a) Enforcement. It is the desire and intent of the parties hereto that the provisions of this Amended Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Executive and the Company consider the restrictions contained in this Amended Agreement to be reasonable for the purpose of preserving the Company’s goodwill and proprietary rights, if any particular provision of this Amended Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that although the Company and the Executive consider the restrictions contained in Section 8 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Amended Agreement is unenforceable against the Executive, the provisions of this Amended Agreement shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(b) Remedies; Survival. The parties acknowledge that the Company’s damages at law would be an inadequate remedy for the breach by the Executive of any provision of Section 7 or 7, and agree in the event of such breach that the Company may obtain temporary and permanent injunctive relief restraining the Executive from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of Section 7 or 8, or for any breach or threatened breach of any other provision of this Amended Agreement. The obligations contained in Sections 7 and 8 shall survive the termination or expiration of the Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Amended Agreement.

(c) Arbitration. The parties agree that any claim, controversy, or dispute between Executive and the Company (including without limitation Company’s affiliates, officers, employees, representatives, or agents) arising out of or relating to this Amended Agreement, other than a dispute concerning the breach or threatened breach of Section 7 or 8 of this Amended Agreement, shall be submitted to and settled by arbitration before a single arbitrator in a forum of the American Arbitration Association (“AAA”) located in Broward County in the State of Florida and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration: (a) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information under this Amended Agreement must be held confidential by the Executive, (b) the arbitrator shall have no authority to amend or modify any of the terms of this Amended Agreement, and (c) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render their decision. All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by Company. All legal fees incurred by the parties in connection with such arbitration shall be borne by the party who incurs them, unless applicable statutory authority provides for the award of attorneys’ fees to the prevailing party and the arbitrator’s decision and award provides for the award of such fees. Any arbitration award shall be final and binding upon the parties, and any court having jurisdiction may enter a judgment on the award. The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by Executive, including without limitation any rights or claims the Executive may have under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, or any other federal, state or local laws or regulations pertaining to Executive’s employment or the termination of Executive’s employment.

10. WITHHOLDING

The Company shall withhold such amounts from any compensation or other benefits payable to the Employee under this Amended Agreement on account of payroll and other taxes as may be required by applicable law or regulation of any governmental authority.

11. ENTIRE AGREEMENT

This Amended Agreement contains the entire understanding between the parties hereto and supersedes all other oral and written agreements or understandings between them. All previous oral or written agreements between the parties hereto shall be deemed to have been completely fulfilled by both parties and shall be superseded by this Amended Agreement. No modification or addition hereto or waiver or cancellation of any provision shall be valid except by a writing signed by the party to be charged therewith.

12. SUCCESSORS AND ASSIGNS

This Amended Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representatives. As used herein, the successors of the Company shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of its assets, or similar reorganization. In no event may Executive assign any duties or obligations under this Amended Agreement. It is expressly agreed for purposes of this Amended Agreement that the spouse and children of Executive shall be third-party beneficiaries of Executive under this Amended Agreement and shall be entitled to enforce the rights of Executive hereunder in the event of Executive’s death or disability.

13. CONTROLLING LAW

The validity and construction of this Amended Agreement or of any of its provisions shall be determined under the laws of Florida, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Florida. The invalidity or unenforceability of any provision of this Amended Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.

14. COUNTERPARTS

This Amended Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

15. HEADINGS

The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Amended Agreement or the intent of any provisions thereof.

16. INDEMNIFICATION

The Company shall indemnify and hold Executive harmless from and against all claims, investigations, actions, awards, and judgments, including costs and attorneys’ fees, incurred by Executive in connection with acts or decisions made by Executive in good faith in his capacity as an executive of the Company, so long as Executive reasonably believed that the acts or decisions were in the best interests of the Company and (with respect to any criminal action) the Executive had no reason to believe the Executive’s conduct was unlawful. The Company further agrees to pay the reasonable expenses of private counsel or investigators incurred in representing the Executive in any audit, inquiry, regulatory review, or similar action or proceeding covered by this indemnification. The Company shall not settle any claim or action or pay any award or judgment against Executive without Executive’s prior written consent, which shall not be unreasonably withheld. The Company may obtain coverage for Executive under an insurance policy covering the directors and officers of the Company against claims set forth herein if such coverage is possible at a reasonable cost, provided, however, it is understood and agreed that the Company’s obligation to indemnify Executive as set forth in this Section 16 shall not be affected by the Company’s ability or inability to obtain insurance coverage.

IN WITNESS WHEREOF, the parties have duly executed this Amended Agreement as of the date and year first above written.

WITNESS:	NATIONSHEALTH, INC.
	By:	/s/ Glenn M. Parker

Glenn M. Parker, M.D. Chief Executive Officer
WITNESS:
	By:	/s/ Tim Fairbanks

Name: Tim Fairbanks